Exhibit 99.1
April 23, 2026

Dow reports first quarter 2026 results

FINANCIAL HIGHLIGHTS
•Net sales were $9.8 billion, down 6% year-over-year, reflecting flat sales in Performance Materials & Coatings and declines in the other operating segments.
•Volume decreased 2% year-over-year, driven by declines in Industrial Intermediates & Infrastructure, which was impacted by the Middle East conflict. Gains in Packaging & Specialty Plastics from higher polyethylene volumes were more than offset by lower merchant olefins sales following the idling of a cracker in Europe, the Middle East, Africa and India (EMEAI) in mid-2025 and planned maintenance activity in the U.S. Gulf Coast.
•Local price was down 7% versus the year-ago period.
•The Company suspended Sadara equity loss recognition in the first quarter of 2026 in accordance with GAAP. The carrying value of all liabilities on the balance sheet reached total existing relevant obligations and commitments.
•GAAP net loss was $445 million. Op. EBIT1 was $154 million, down $76 million year-over-year. This was primarily driven by lower prices, which were partly offset by tailwinds from the Company’s cost reduction program.
•GAAP loss per share was $0.74; operating earnings per share (EPS)1 was a loss of $0.14, compared to earnings of $0.02 in the year-ago period. Op. EPS excludes significant items totaling $0.60 per share, driven by an adjustment to the Sadara guarantee liability and taxes associated with receipt of payment from NOVA Chemicals related to the Company’s ongoing litigation.
•Cash provided by operating activities – continuing operations was $1.1 billion, up $1.0 billion year-over-year, primarily driven by receipt of payment from NOVA Chemicals and working capital improvements.
•Returns to shareholders totaled $252 million of dividends in the quarter.

CEO QUOTE
“In the first quarter, our results reflect the growing impact of Dow’s self-help actions. Additionally, the margin backdrop began to positively inflect in March following global supply constraints, as impacts from the conflict in the Middle East quickly became widespread,” said Jim Fitterling, Dow chair and CEO. “The strength of Dow’s advantaged portfolio is a clear differentiator, enabling us to win in our key end markets. Our unmatched Americas manufacturing footprint, leading European feedstock flexibility and agile global supply chains allow us to continue to innovate and serve our customers safely and reliably through all cycles and macroeconomic conditions. We also remain steadfast in our commitment to Transform to Outperform, which is already becoming a catalyst for growth, productivity and sustained value creation well into the future.”

SUMMARY FINANCIAL RESULTS

	Three Months Ended Mar 31
In millions, except per share amounts	1Q26	1Q25	vs. SQLY [B / (W)]
Net Sales	$9,794	$10,431	$(637)
GAAP Income (Loss), Net of Tax	$(445)	$(290)	$(155)
Operating EBIT[1]	$154	$230	$(76)
Operating EBITDA[1]	$873	$944	$(71)
GAAP Earnings (Loss) Per Share	$(0.74)	$(0.44)	$(0.30)
Operating Earnings Per Share[1]	$(0.14)	$0.02	$(0.16)
Cash Provided by (Used for) Operating Activities - Cont. Ops	$1,124	$104	$1,020

1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Dow reports first quarter 2026 results

SEGMENT HIGHLIGHTS
Packaging & Specialty Plastics

	Three Months Ended Mar 31
In millions	1Q26	1Q25	vs. SQLY [B / (W)]
Net Sales	$4,919	$5,310	$(391)
Operating EBIT	$208	$342	$(134)

Packaging & Specialty Plastics segment net sales in the quarter were $4.9 billion, down 7% versus the year-ago period. Local price decreased 9% year-over-year, primarily driven by lower polyethylene prices. Currency increased net sales by 3%. Volume decreased 1% year-over-year as higher polyethylene volumes in all regions were offset by lower merchant olefins sales and lower licensing revenue.

Op. EBIT was $208 million, a decrease of $134 million compared to the year-ago period, driven by lower integrated margins and higher planned maintenance activity, partly offset by higher polyethylene volumes that were enabled by our new polyethylene unit in Freeport, Texas and tailwinds from the Company’s cost reduction program.

Packaging and Specialty Plastics business reported a net sales decrease versus the year-ago period, as lower polyethylene prices and lower licensing revenue were partly offset by higher volume in resilient flexible packaging applications.

Hydrocarbons & Energy business reported a net sales decrease year-over-year, driven by lower merchant olefins sales due to planned maintenance activity in the U.S. Gulf Coast and the idling of a cracker in EMEAI in mid-2025.

Industrial Intermediates & Infrastructure

	Three Months Ended Mar 31
In millions	1Q26	1Q25	vs. SQLY [B / (W)]
Net Sales	$2,626	$2,855	$(229)
Operating EBIT	$(118)	$(128)	$10

Industrial Intermediates & Infrastructure segment net sales were $2.6 billion, down 8% versus the year-ago period. Local price declined 8% year-over-year, reflecting declines in both businesses. Currency increased net sales by 4%. Volume decreased 4% year-over-year, primarily driven by lower volumes in Polyurethanes & Construction Chemicals, including impacts from the Middle East conflict.

Op. EBIT increased $10 million versus the year-ago period, driven by lower planned maintenance activity, the suspension of the recognition of equity losses from Sadara, and tailwinds from the Company’s cost reduction program, which were partly offset by lower prices.

Polyurethanes & Construction Chemicals business reported a decrease in net sales compared to the year-ago period, primarily driven by local price, along with lower volumes from the shutdown of our higher-cost upstream propylene oxide unit in the U.S. Gulf Coast in late 2025, and the Middle East conflict.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, as higher volumes from recent alkoxylation investments and increased demand for data center applications were more than offset by lower local prices and lower licensing revenue.

Dow reports first quarter 2026 results

Performance Materials & Coatings

	Three Months Ended Mar 31
In millions	1Q26	1Q25	vs. SQLY [B / (W)]
Net Sales	$2,080	$2,071	$9
Operating EBIT	$117	$49	$68

Performance Materials & Coatings segment net sales in the quarter were $2.1 billion, flat versus the year-ago period. Local price decreased 4% year-over-year, driven by a decline in Coatings & Performance Monomers. Currency increased net sales by 2%. Volume increased 2% year-over-year, driven by higher volumes in both businesses, led by growth in downstream silicones and acrylic monomers.

Op. EBIT was $117 million, an increase of $68 million versus the year-ago period. This was driven primarily by volume gains across both businesses and lower fixed costs, including lower planned maintenance activity and tailwinds from the Company’s cost reduction program, which were partly offset by lower price.

Consumer Solutions business reported an increase in net sales versus the year-ago period, driven by currency tailwinds and volume gains in downstream silicones, led by gains in electronics applications globally and home and personal care applications in the U.S. & Canada, which were partially offset by lower local prices.

Coatings & Performance Monomers business reported a decrease in net sales compared to the year-ago period, as lower prices were partly offset by higher acrylic monomers volume, primarily in the U.S. & Canada.

OUTLOOK
“We are already seeing rapid positive momentum from our announced pricing actions in every business and every region, as well as constructive impacts to our operating rates,” said Fitterling. “We are leveraging Dow’s purpose-built asset footprint, well-established supply chain routes and leading asset reliability to prioritize our customers and navigate the conflict in the Middle East. At the same time, our teams remain focused on capturing growth in attractive markets while delivering cost savings and cash support. Transform to Outperform aims to radically simplify how we operate, reengineer our processes and cost structures and modernize how we serve our customers. These collective actions position the Company for improved growth and productivity, expanded margins, and higher shareholder returns across the cycle.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, customer-focused innovation and leading business positions enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 29 countries and employ approximately 34,600 people. Dow delivered sales of approximately $40 billion in 2025. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us at www.dow.com.

###

For further information, please contact:

Investors:	Media:
Andrew Riker	Sarah Young
ajriker@dow.com	syoung3@dow.com

Dow reports first quarter 2026 results

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any supply chain, operational or other disruptions, sanctions, export restrictions, or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; Dow’s ability to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; Dow’s ability to realize expected benefits from Transform to Outperform on the contemplated timeframe; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions, tariffs and trade policies, or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business, logistics, and supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities; and any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company's subsequent reports filed with the U.S. Securities and Exchange Commission. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company and its consolidated subsidiaries assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Loss per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Loss before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Loss before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by (used for) operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by (used for) operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2026	Mar 31, 2025
Net sales	$9,794	$10,431
Cost of sales	9,154	9,760
Research and development expenses	181	200
Selling, general and administrative expenses	417	366
Amortization of intangibles	46	76
Restructuring and asset related charges - net	27	208
Equity in losses of nonconsolidated affiliates	(303)	(20)
Sundry income (expense) - net	121	13
Interest income	42	28
Interest expense and amortization of debt discount	219	216
Loss before income taxes	(390)	(374)
Provision (credit) for income taxes	55	(84)
Net loss	(445)	(290)
Net income attributable to noncontrolling interests	88	17
Net loss available for Dow Inc. common stockholders	$(533)	$(307)

Per common share data:
Loss per common share - basic	$(0.74)	$(0.44)
Loss per common share - diluted	$(0.74)	$(0.44)

Weighted-average common shares outstanding - basic	721.2	706.9
Weighted-average common shares outstanding - diluted	721.2	706.9

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2026	Dec 31, 2025
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2026: $259; 2025: $31)	$4,110	$3,816
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2026: $63; 2025: $59)	5,185	4,762
Other	2,224	1,876
Inventories	6,775	6,595
Other current assets	1,175	1,013
Total current assets (variable interest entities restricted - 2026: $465; 2025: $228)	19,469	18,062
Investments
Investment in nonconsolidated affiliates	1,138	1,264
Other investments (investments carried at fair value - 2026: $2,236; 2025: $2,212)	3,008	3,017
Noncurrent receivables	444	309
Total investments	4,590	4,590
Property
Property	66,017	65,863
Less: Accumulated depreciation	43,909	43,613
Net property (variable interest entities restricted - 2026: $2,362; 2025: $2,385)	22,108	22,250
Other Assets
Goodwill	7,947	7,978
Other intangible assets (net of accumulated amortization - 2026: $5,770; 2025: $5,727)	1,426	1,486
Operating lease right-of-use assets	1,426	1,356
Deferred income tax assets	1,525	1,511
Deferred charges and other assets	1,289	1,305
Total other assets (variable interest entities restricted - 2026: $220; 2025: $226)	13,613	13,636
Total Assets	$59,780	$58,538
Liabilities and Equity
Current Liabilities
Notes payable	$88	$90
Long-term debt due within one year	793	222
Accounts payable:
Trade	4,769	4,151
Other	1,392	1,394
Operating lease liabilities - current	348	340
Income taxes payable	344	337
Accrued and other current liabilities	2,802	2,649
Total current liabilities (variable interest entities nonrecourse - 2026: $451; 2025: $438)	10,536	9,183
Long-Term Debt (variable interest entities nonrecourse - 2026: $184; 2025: $190)	17,254	17,849
Other Noncurrent Liabilities
Deferred income tax liabilities	348	364
Pension and other postretirement benefits - noncurrent	4,542	4,694
Asbestos-related liabilities - noncurrent	602	628
Operating lease liabilities - noncurrent	1,146	1,097
Other noncurrent obligations	8,589	7,201
Total other noncurrent liabilities (variable interest entities nonrecourse - 2026: $350; 2025: $364)	15,227	13,984
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2026: 791,896,099 shares; 2025: 790,287,565 shares)	8	8
Additional paid-in capital	11,062	11,112
Retained earnings	15,992	16,781
Accumulated other comprehensive loss	(7,698)	(7,660)
Treasury stock at cost (2026: 71,154,661 shares; 2025: 73,065,152 shares)	(4,115)	(4,233)
Dow Inc.’s stockholders’ equity	15,249	16,008
Noncontrolling interests	1,514	1,514
Total equity	16,763	17,522
Total Liabilities and Equity	$59,780	$58,538

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2026	Mar 31, 2025
Operating Activities
Net loss	$(445)	$(290)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	719	714
Credit for deferred income tax	(48)	(177)
Earnings of nonconsolidated affiliates less than dividends received	502	133
Net periodic pension benefit credit	(8)	(26)
Pension contributions	(41)	(31)
Net gain on sales of assets, businesses and investments	(4)	(2)
Restructuring and asset related charges - net	27	208
Other net (gain) loss	(14)	185
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(531)	(301)
Inventories	(180)	(221)
Accounts payable	551	38
Other assets and liabilities, net	596	(126)
Cash provided by operating activities - continuing operations	1,124	104
Cash provided by (used for) operating activities - discontinued operations	—	(13)
Cash provided by operating activities	1,124	91
Investing Activities
Capital expenditures	(503)	(685)
Proceeds from incentives related to capital expenditures	40	—
Cash flow hedging related to capital expenditures	3	—
Investment in gas field developments	(21)	(30)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	4	3
Investments in and loans to nonconsolidated affiliates	—	(3)
Purchases of investments	(331)	(104)
Proceeds from sales and maturities of investments	319	416
Other investing activities, net	41	2
Cash used for investing activities	(448)	(401)
Financing Activities
Changes in short-term notes payable	—	(1)
Proceeds from issuance of short-term debt greater than three months	4	11
Payments on short-term debt greater than three months	(4)	(6)
Proceeds from issuance of long-term debt	52	1,013
Payments on long-term debt	(46)	(957)
Collections on securitization programs, net of remittances	—	15
Transaction financing, debt issuance and other costs	(1)	(64)
Employee taxes paid for share-based payment arrangements	(14)	(16)
Distributions to noncontrolling interests	(59)	(22)
Dividends paid to stockholders	(252)	(494)
Cash used for financing activities	(320)	(521)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(73)	123
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	283	(708)
Cash, cash equivalents and restricted cash at beginning of period	3,952	2,263
Cash, cash equivalents and restricted cash at end of period	$4,235	$1,555
Less: Restricted cash and cash equivalents, included in "Other current assets"	125	90
Cash and cash equivalents at end of period	$4,110	$1,465

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Packaging & Specialty Plastics	$4,919	$5,310
Industrial Intermediates & Infrastructure	2,626	2,855
Performance Materials & Coatings	2,080	2,071
Corporate	169	195
Total	$9,794	$10,431
U.S. & Canada	$3,796	$4,227
EMEAI [1]	3,184	3,274
Asia Pacific	1,738	1,858
Latin America	1,076	1,072
Total	$9,794	$10,431

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31,2026
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(9)%	3%	(1)%	(7)%
Industrial Intermediates & Infrastructure	(8)	4	(4)	(8)
Performance Materials & Coatings	(4)	2	2	—
Total	(7)%	3%	(2)%	(6)%
Total, excluding the Hydrocarbons & Energy business	(7)%	3%	—%	(4)%
U.S. & Canada	(6)%	—%	(4)%	(10)%
EMEAI [1]	(9)	8	(2)	(3)
Asia Pacific	(8)	2	—	(6)
Latin America	(9)	—	9	—
Total	(7)%	3%	(2)%	(6)%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Packaging & Specialty Plastics	$208	$342
Industrial Intermediates & Infrastructure	(118)	(128)
Performance Materials & Coatings	117	49
Corporate	(53)	(33)
Total	$154	$230

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Packaging & Specialty Plastics	$382	$360
Industrial Intermediates & Infrastructure	148	146
Performance Materials & Coatings	181	200
Corporate	8	8
Total	$719	$714

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Packaging & Specialty Plastics	$590	$702
Industrial Intermediates & Infrastructure	30	18
Performance Materials & Coatings	298	249
Corporate	(45)	(25)
Total	$873	$944

Equity in Losses of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Packaging & Specialty Plastics [1]	$(63)	$39
Industrial Intermediates & Infrastructure [1]	(242)	(58)
Performance Materials & Coatings	1	—
Corporate	1	(1)
Total	$(303)	$(20)

Reconciliation of "Net loss" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Net loss	$(445)	$(290)
+ Provision (credit) for income taxes	55	(84)
Loss before income taxes	$(390)	$(374)
- Interest income	42	28
+ Interest expense and amortization of debt discount	219	216
- Significant items	(367)	(416)
Operating EBIT (non-GAAP)	$154	$230

1.Packaging & Specialty Plastics and Industrial Intermediates & Infrastructure include losses of $81 million and $211 million, respectively, related to the Sadara guarantee liability adjustment, a significant item.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2026
In millions, except per share amounts (Unaudited)	Pretax [1]	Net income (loss) [2]	EPS [3]	Income Statement Classification
Reported results	$(390)	$(533)	$(0.74)
Less: Significant items
Transform to Outperform [4]	(80)	(63)	(0.09)	SG&A ($53 million); Restructuring and asset related charges - net ($27 million)
2025 Restructuring implementation costs [5]	(21)	(17)	(0.02)	Cost of sales ($20 million); SG&A ($1 million)
Sadara guarantee liability adjustment [6]	(292)	(227)	(0.31)	Equity in losses of nonconsolidated affiliates
Litigation related charges, awards and adjustments [7]	26	21	0.03	Sundry income (expense) - net
Income tax related items [8]	—	(150)	(0.21)	Provision for income taxes
Total significant items	$(367)	$(436)	$(0.60)
Operating results (non-GAAP)	$(23)	$(97)	$(0.14)

Significant Items Impacting Results for the Three Months Ended Mar 31, 2025
In millions, except per share amounts (Unaudited)	Pretax [1]	Net income (loss) [2]	EPS [3]	Income Statement Classification
Reported results	$(374)	$(307)	$(0.44)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [9]	(51)	(39)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($4 million); Restructuring and asset related charges - net ($1 million); Sundry income (expense) - net ($1 million)
2025 Restructuring Program [10]	(207)	(161)	(0.23)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(60)	(48)	(0.07)	Sundry income (expense) - net
Indemnification and other transaction related costs [11]	(98)	(76)	(0.11)	Cost of Sales
Total significant items	$(416)	$(324)	$(0.46)
Operating results (non-GAAP)	$42	$17	$0.02
1."Loss before income taxes."
2."Net loss available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Losses per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs to achieve and severance and related benefit costs associated with Transform to Outperform.
5.Implementation costs associated with the Company's 2025 Restructuring Program.
6.Loss due to change in fair value of the estimated liability associated with the Company's guarantee of Sadara's project financing debt.
7.Related to a gain associated with a legal matter with Nova Chemicals Corporation ("Nova").
8.Related to tax expense associated with the legal matter with Nova.
9.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program and impairment charges related to the write-down of certain manufacturing assets, partly offset by an asset related credit adjustment.
10.Severance and related benefit costs associated with the Company's 2025 Restructuring Program.
11.Includes a charge related to an arbitration settlement agreement for historical product claims from a divested business.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2026	Mar 31, 2025
Cash provided by operating activities - continuing operations (GAAP)	$1,124	$104
Capital expenditures	(503)	(685)
Free Cash Flow (non-GAAP)	$621	$(581)

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2025	Sep 30, 2025	Dec 31, 2025	Mar 31, 2026
Cash provided by (used for) operating activities - continuing operations (GAAP)	$(470)	$1,130	$298	$1,124
Net income (loss) (GAAP)	$(801)	$124	$(1,477)	$(445)
Cash flow from operations to net income (GAAP) [1]	N/A	911.3%	N/A	N/A
Cash flow from operations to net income - trailing twelve months (GAAP) [2]				N/A
Operating EBITDA (non-GAAP)	$703	$868	$741	$873
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	(66.9)%	130.2%	40.2%	128.8%
Cash Flow Conversion - trailing twelve months (non-GAAP)				65.4%
1.Cash flow from operations to net income is not applicable for the second quarter and fourth quarter of 2025, and first quarter of 2026 due to a net loss for the period.
2.Cash flow from operations to net income - trailing twelve months is not applicable due to a net loss for the trailing twelve months period.